Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Novo Nordisk A/S on Form S8 (Nos. 333-83724 and 333-221244) of our report dated June 26, 2025 on our audits of the financial statements of Novo Nordisk Inc. 401(k) Savings Plan as of December 31, 2024 and 2023 and for each of the years then ended, and supplemental schedules as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 11-K to be filed on or about June 26, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 26, 2025